Exhibit 99.1

CONNETICS AFFIRMS VELAC PATENT POSITION

PALO ALTO, Calif. (November 22, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company focused on dermatology, today announced that Medicis Pharmaceutical Corporation informed Connetics it has in-licensed rights to U.S. Patent No. 5,721,275 dated February 24, 1998 that it asserts will be infringed by Connetics’ product candidate Velac. Connetics, having previously reviewed the patent in 2003, is confident that Velac will not infringe the patent assuming the patent is valid. Connetics has not taken any legal action and is not aware of any legal filings related to this matter by the patent holder or Medicis.

The U.S. Food and Drug Administration has accepted for filing Connetics’ New Drug Application for Velac as of August 23, 2004, with a user fee goal date of June 25, 2005. Connetics licensed from Yamanouchi Europe B.V. the rights to U.S. Patent No. 5,690,923 dated November 25, 1997, to develop and commercialize Velac exclusively in the U.S. and Canada, and non-exclusively in Mexico. Velac is currently approved in France.

About Connetics
 Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules, and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Extina® (ketoconazole) Foam, 2%, for the treatment of seborrheic dermatitis, Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, formulated to treat acne, and Desilux™ (desonide) Foam, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. Our marketed products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements
 The statement that Velac will not infringe U.S. Patent No. 5,721,275 is a forward-looking statement within the meaning of the Securities Litigation Reform Act. This statement is based on certain assumptions made by Connetics management based on experience and other factors it believes are appropriate in the circumstances. Actual results or events could differ materially from those expressed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K filed for the year ending December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics’ disclaims any intent or obligation to update any forward-looking statements.

Company Contact	Investor Relations
Patrick O’Brien	Bruce Voss or Ina McGuinness
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
pobrien@connetics.com	bvoss@lhai.com

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